Exhibit 10.13

CEDAR FAIR, L.P. 2008 OMNIBUS INCENTIVE PLAN

LONG-TERM INCENTIVE AWARD AGREEMENT

This Long-Term Incentive Award Agreement (“Agreement”) is made pursuant to the terms and conditions of Article XII of the Cedar Fair, L.P. 2008 Omnibus Incentive Plan (the “Plan”), the provisions of which are incorporated into this Agreement by reference. Capitalized terms used herein shall have the meanings ascribed to them in the Plan, unless indicated otherwise.

PARTICIPANT NAME:

PERFORMANCE PERIOD:

PARTICIPANT’S TARGET:

GRANT DATE OF LONG-TERM INCENTIVE AWARD:

FAIR MARKET VALUE OF ONE UNIT:

BASE NUMBER OF PHANTOM UNITS:

EMPLOYMENT REQUIREMENT: Employment with the Company or an Affiliate as specified in Sections 2 and 3 below.

1. Long-Term Incentive Award In General. Participant’s Long-Term Incentive Award (“Award”) of             Phantom Units for the Performance Period is subject to (i) the attainment of target performance objectives as determined by the Committee based upon the Plan’s scale and as adjusted by the Committee pursuant to the Plan at the end of the Performance Period (ii) Participant’s continued employment by the Company or an Affiliate through the dates of payment, as specified in Section 3 of this Agreement. No Award shall be payable to the Participant if none of the performance measures for the applicable Performance Period are met. A Participant’s Award may be adjusted up or down from the Plan’s scale, in the Committee’s discretion based upon relevant factors, but in no event may any upward adjustment result in an Award in excess of the approved target for the Performance Period, unless the Committee determines (based upon relevant factors) that the percentage of target applicable to the Participant is achieved at a level greater than the target percentage, in which case the Committee may (but is not required to) increase an Award to be not in excess of one hundred fifty percent (150%) of the target.

2. Employment Requirement. Any part of this Award that is not payable because the Participant is not employed the Company or an Affiliate on the relevant payment date shall be automatically forfeited, except as set forth in Section 3 of this Agreement.

3. Payment Dates. If an Award is to be paid, (i) fifty percent (50%) of any such Award shall be paid in a lump sum in Units or a combination of cash and Units (measured using

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the Fair Market Value of Units at the time of such payment) in the first 2- 1/2 months of the third fiscal year of the employing entity after the end of the Performance Period (i.e., the fiscal year that began                     , 20    ), if the Participant is employed by the Company or an Affiliate on such payment date; and (ii) the fifty percent (50%) balance of any such Award shall be paid in a lump sum in Units or a combination of cash and Units (measured using the Fair Market Value at the time of such payment) in the first 2- 1/2 months of the fourth fiscal year of the employing entity after the end of the Performance Period (i.e., the fiscal year that began                     , 20    ), if the Participant is employed by the Company or an Affiliate on such payment date; provided that the employing entity may make payment prior to the end of the third or fourth fiscal year if the payment is made in the same calendar year as it would otherwise have been made.

If a Participant dies or incurs a Disability prior to either or both of the payment dates specified in the preceding paragraph, the Participant (or the Participant’s estate) shall receive payment for one or both dates, as applicable, within ninety (90) days of his death or Disability.

If a Participant incurs a Retirement (which is a Separation from Service) prior to either or both of the payment dates specified in the first paragraph of this Section 3, the Participant shall receive payment for one or both dates, as applicable, within ninety (90) days of his Retirement; provided that any payment to a Specified Employee upon a Retirement (which is a Separation from Service) shall only be paid in accordance with Section 12.5(b) of the Plan.

Except in the case of death, Disability, and Retirement, and as permitted by Section 409A, no payment shall be accelerated.

IN WITNESS WHEREOF, Magnum Management Corporation, a subsidiary of Cedar Fair, L.P., has caused this Agreement to be executed by its duly authorized officer and the Participant has executed this Agreement as of the day and year below written.

MAGNUM MANAGEMENT CORPORATION

By:

Title:

Date:

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PARTICIPANT

Signature:

Printed Name:

Address:

Date:

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